UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
July 1, 2022
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive
Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 Par Value Per Share	LYV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2022, Live Nation Entertainment, Inc. (the “Company”), and Michael Rapino entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Rapino will continue to serve as President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company. The term of the Employment Agreement is effective as of July 1, 2022 (the “Effective Date”), and ends on December 31, 2027. The Employment Agreement supersedes Mr. Rapino’s existing employment agreement. The terms of the Employment Agreement were unanimously approved by the Board, with Mr. Rapino abstaining.

Under the Employment Agreement, Mr. Rapino’s target annual compensation consists 90% of performance-based compensation and 10% of guaranteed salary. Mr. Rapino will receive an annual base salary of $3,000,000, and commencing in 2023 will be eligible to receive an annual cash performance bonus based on the achievement of a Company adjusted operating income performance target established annually by the Compensation Committee of the Board (the “Compensation Committee”), with a target amount equal to $17,000,000 (subject to increase or decrease based on actual performance). Beginning in 2023, Mr. Rapino will be entitled to receive an annual performance-based grant of restricted shares of Company common stock with an annual target value of not less than $10,000,000, based on the attainment of qualitative performance targets to be established by the Compensation Committee (the “Annual Performance Shares”). Upon determination of attainment of the performance goals for a particular calendar year, Mr. Rapino will be issued the restricted shares of Company common stock, which shall vest 50% on the date of issuance and 50% on the first anniversary of the date of issuance.

Pursuant to the Employment Agreement, Mr. Rapino (a) on the Effective Date received a grant of 333,751 restricted shares of Company common stock, with (i) 95,357 of the restricted shares to vest on January 1, 2024, and (ii) the remaining shares to vest in equal installments on each of January 1, 2025, 2026 and 2027, and December 31, 2027; (b) on the Effective Date received a grant of 1,117,037 performance shares, which will vest and be settled in restricted shares of Company common stock from time to time during a performance period running from the Effective Date through December 31, 2027 upon attainment of various stock price targets for a period of 60 days (which do not have to be consecutive), with the actual number of restricted shares earned ranging from 0% to 100% of the award amount; and (c) will receive a lump sum cash signing bonus of $6,000,000, payable on December 30, 2022. Both grants and the cash signing bonus are subject to Mr. Rapino’s continued employment with the Company. The performance share award was made pursuant to a performance share award agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

If Mr. Rapino is terminated by the Company without “cause” or Mr. Rapino terminates his employment for “good reason,” subject to Mr. Rapino’s execution of a general release of claims, he will receive (i) a lump-sum cash payment equal to the sum of his base salary, his most recent performance bonus and the value of his most recently earned Annual Performance Shares, multiplied by two, and (ii) the immediate acceleration of all unvested equity. If Mr. Rapino dies or becomes disabled, he will receive (A) a lump-sum cash payment equal to the sum of his base salary and his most recent performance bonus, and (B) the immediate acceleration of all unvested equity that would have vested based upon continued service through the date that is three years following the date of termination of employment. Upon the occurrence of a change in control of the Company, all unvested Company equity awards then held by Mr. Rapino will vest in full.

The description of the Employment Agreement set forth above is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Employment Agreement, entered into July 1, 2022 by and between Live Nation Entertainment, Inc. and Michael Rapino.
10.2	Performance Share Award Agreement, entered into July 1, 2022, by and between Live Nation Entertainment, Inc. and Michael Rapino.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Senior Vice President and Chief Accounting Officer
July 6, 2022